Exhibit 99.1

For Immediate Release

Contact:   Caspar Tudor, Head of Investor Relations – (508) 482-3448

Waters Corporation (NYSE: WAT) Reports First Quarter 2026 Financial Results

First Quarter 2026 Highlights

•	Total reported revenue of $1.267 billion exceeded the high end of the guidance range by $56 million, driven by strong outperformance in both organic revenue and the acquired businesses.

•

Organic revenue grew 13% as reported and 11% in constant currency, exceeding the high end of the constant currency growth guidance range by 200 basis points – led by high-single-digit instrument growth and mid-teens chemistry growth within the Analytical Sciences Division.

•

The Biosciences and Diagnostic Solutions businesses generated $520 million of reported revenue since the closing of the acquisition – $40 million above guidance – driven by traction from commercial execution and operational improvement initiatives launched during the quarter.

•	GAAP EPS of ($0.87); Adjusted EPS of $2.70 grew 20% year-over-year, driven by better-than-expected revenue and margin performance.

•

The Company is raising its full year 2026 organic constant currency revenue growth guidance to 6.5% to 8.0% and now expects the acquired businesses to generate $3.035 billion of reported revenue in 2026. The Company is also raising its full-year 2026 adjusted EPS guidance to $14.40 to $14.60, reflecting double-digit adjusted EPS growth.

MILFORD, Mass., May 5, 2026 - Waters Corporation (NYSE: WAT), today announced its financial results for the first quarter of 2026, marking the first reporting period that includes financial results for the Biosciences and Diagnostic Solutions businesses of Becton, Dickinson and Company, which was acquired by Waters on February 9, 2026.

Overall Financial Results

The Company’s reported revenue for the first quarter of 2026 was $1.267 billion, reflecting $747 million of organic revenue and $520 million of revenue from Biosciences and Diagnostic Solutions from the transaction closing date through to the end of the quarter.

Organic revenue for the first quarter of 2026 was $747 million, compared to $662 million for the first quarter of 2025, representing an increase of 13% as reported and 11% in constant currency.

Revenue from Biosciences and Diagnostic Solutions was $520 million on an owned-period basis within the quarter, compared to $485 million on an estimated prior-year equivalent basis.

On a GAAP basis, the Company reported a diluted loss per share of $0.87 for the first quarter of 2026, compared to diluted EPS of $2.03 for the first quarter of 2025, reflecting acquisition-related purchase accounting charges including amortization of acquired intangibles and inventory step-up.

Adjusted EPS for the first quarter of 2026 grew 20% to $2.70, compared to $2.25 for the first quarter of 2025.

“Thanks to the hard work of our teams, we delivered an excellent first quarter as a combined company,” said Udit Batra, Ph.D., President & Chief Executive Officer, Waters Corporation. “Our Biosciences and Advanced Diagnostics Divisions are off to a strong start with a significant improvement in growth rates versus pre-close trends, due to increased execution discipline, a sharper focus on upcoming new product launches, and superb collaboration with our Analytical Sciences Division which has already enabled the realization of revenue synergies. In parallel, the instrument replacement cycle, success of new product launches, and our idiosyncratic growth drivers are continuing to fuel exceptional momentum in our organic revenue growth rates.”

Dr. Batra continued: “As we look ahead, we are raising our guidance to reflect the increased momentum we are seeing across our businesses. Our teams are focused on executing a seamless integration, delivering industry-leading growth, and building a highly differentiated portfolio, positioning Waters for continued success for many years to come.”

Analytical Sciences Division (ASD)

The Analytical Sciences Division – the former Waters Division, excluding the Clinical Business Unit – delivered reported revenue of $607 million in the quarter, compared to $534 million for the first quarter of 2025.

Biosciences Division (WBD)

The Biosciences Division – formerly known as BD Biosciences – delivered reported revenue of $232 million on an owned-period basis within the quarter.

Advanced Diagnostics Division (ADx)

The Advanced Diagnostics Division comprises the former BD Diagnostic Solutions business and the Clinical Business Unit previously reported within Waters Division.

The Diagnostic Solutions business delivered reported revenue of $288 million on an owned-period basis within the quarter. The Clinical Business Unit delivered reported revenue of $61 million in the quarter, compared to $53 million for the first quarter of 2025.

Materials Sciences Division (MSD)

The Materials Sciences Division – formerly known as TA Division – delivered reported revenue of $79 million in the quarter, compared to $75 million for the first quarter of 2025.

A description and reconciliation of GAAP to non-GAAP results appear in the tables below and can be found on the Company’s website www.waters.com in the Investor Relations section.

Full-Year and Second Quarter 2026 Financial Guidance

Full-Year 2026 Financial Guidance

The Company is raising its full-year 2026 organic, constant currency revenue growth guidance to the range of 6.5% to 8.0%. Including the impact of currency translation, full-year 2026 organic reported revenue is expected to be in the range of $3.370 billion to $3.420 billion. This guidance includes $15 million of expected revenue synergies.

The Company now expects full-year 2026 acquired business reported revenue of approximately $3.035 billion on an owned-period basis, which includes $35 million of expected revenue synergies.

Total Company reported revenue for full-year 2026 is expected to be in the range of $6.405 billion to $6.455 billion.

The Company is raising its full-year 2026 adjusted EPS guidance to $14.40 to $14.60. This represents year-over-year adjusted EPS growth of 10% to 11%.

Second Quarter 2026 Financial Guidance

The Company expects second quarter 2026 organic constant currency revenue growth to be in the range of 6.0% to 8.0%. Including the impact of currency translation, second quarter 2026 organic reported revenue is expected to be in the range of $814 million to $829 million.

The Company expects acquired business reported revenue for the second quarter 2026 to be approximately $802 million.

Total Company reported revenue for the second quarter of 2026 is expected to be in the range of $1.616 billion to $1.631 billion.

The Company expects second quarter 2026 adjusted EPS to be in the range of $2.95 to $3.05, which represents flat to 3.4% year-over-year adjusted EPS growth.

Please refer to the tables below for a reconciliation of the projected GAAP to non-GAAP financial outlook for the full-year and second quarter. The Company is unable to provide reconciliations of forward-looking presentations of adjusted EPS guidance measures to the most directly comparable GAAP measures. Such reconciliations cannot be prepared without unreasonable efforts due to the inherent difficulty and unpredictability in forecasting and quantifying certain amounts that would be necessary for such reconciliations, including acquisition-related amortization, acquisition and restructuring costs, as well as certain legal, advisory and tax costs, or other costs that may arise, which amounts could be significant and could have a material impact on the Company’s future GAAP financial results.

Conference Call Details

Waters Corporation will webcast its first quarter 2026 financial results conference call today, May 5, 2026, at 8:30 a.m. Eastern Time. To listen to the call and see the accompanying slide presentation, please visit www.waters.com, select “Investor Relations” under the “About Waters” section, navigate to “Events & Presentations,” and click on the “Webcast.” A replay will be available through at least June 2, 2026.

About Waters Corporation

Waters Corporation (NYSE:WAT) is a global leader in life sciences, dedicated to accelerating the benefits of pioneering science through analytical technologies, informatics, and service. With a focus on regulated, high-volume testing environments, our innovative portfolio harnesses deep scientific expertise across chemistry, physics, and biology. We collaborate with analytical laboratories around the world to advance the release of effective, high-quality medicines, assure the safety of food and water, and drive better patient outcomes by detecting diseases earlier, managing routine infections, and combatting growing antibiotic resistance. Through a shared culture of relentless innovation, our passionate team of approximately 16,000 employees partner with our customers to turn scientific challenges into breakthroughs that improve lives worldwide.

Non-GAAP Financial Measures

This release contains financial measures, such as organic constant currency growth rates, constant currency growth rates, pro forma comparable revenue, and adjusted earnings per diluted share, among others, which are considered “non-GAAP” financial measures under applicable U.S. Securities and Exchange Commission rules and regulations. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with U.S. generally accepted accounting principles (GAAP). The Company’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. The non-GAAP financial measures used in this release adjust for specified items that can be highly variable or difficult to predict. The Company generally uses these non-GAAP financial measures to facilitate management’s financial and operational decision-making, including evaluation of the Company’s historical operating results, comparison to competitors’ operating results and determination of management incentive compensation. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting the Company’s business. Because non-GAAP financial measures exclude the effect of items that will increase or decrease the Company’s reported results of operations, management strongly encourages investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety. Definitions of the non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures are included in the tables accompanying this release.

Cautionary Statement

This release contains “forward-looking” statements regarding future results and events. For this purpose, any statements that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “feels,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “suggests,” “appears,” “estimates,” “projects,” and similar expressions, whether in the negative or affirmative, are intended to identify forward-looking statements. Our actual results may differ significantly from the results discussed in the forward-looking statements within this release for a variety of reasons, including and without limitation, risks or uncertainties related to our acquisition of Becton, Dickinson and Company’s Biosciences and Diagnostic Solutions business (the “BDS Business”), including failure to realize the anticipated benefits of this acquisition, including as a result of delay in integrating the BDS Business with the Company on the expected timeframe or at all, and the ability of the Company to implement its business strategy and achieve revenue and cost synergies, anticipated progress on Waters’ research programs, development of new analytical instruments and associated software or consumables, manufacturing development and capabilities, our future financial and operational performance, future economic and market conditions, including our expectations about the growth rates of certain markets, our strategic initiatives, including our instrument replacement initiatives, respond and adapt to changing global dynamics, including the potential impacts of tariffs and supply chain challenges, our ability to retain and attract customers in various geographies and market segments, our market size and growth opportunities, our competitive positioning, projected costs, technological capabilities and plans, and objectives of management, and other risk factors detailed from time to time in Waters’ reports filed with the Securities and Exchange Commission (“SEC”). Such factors and others are discussed more fully in the sections entitled “Forward-Looking Statements” and “Risk Factors” of the Company’s annual report on Form 10-K for the year ended December 31, 2025, as filed with the SEC, which discussions are incorporated by reference in this release, as updated by the Company’s subsequent filings with the SEC. The forward-looking statements included in this release represent the Company’s estimates or views as of the date of this release and should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this release. Except as required by law, the Company does not assume any obligation to update any forward-looking statements.

Waters Corporation and Subsidiaries

Consolidated Statements of Operations

(In millions, except per share data)

(Unaudited)

	Three Months Ended
	April 4, 2026	March 29, 2025
Net revenue	$1,267	$662
Costs and operating expenses:
Cost of revenue (includes $99 million of fair value adjustments) (a)	672	277
Selling and administrative expenses	394	175
Research and development expenses	96	47
Purchased intangibles amortization (b)	152	12

Operating (loss) income	(47)	151
Other income, net	1	2
Interest expense, net	(42)	(10)

(Loss) income from operations before income taxes	(88)	143
(Benefit) provision for income taxes	(16)	22

Net (loss) income	$(72)	$121
Net (loss) income per basic common share	$(0.87)	$2.04
Weighted-average number of basic common shares	82,139	59,439
Net (loss) income per diluted common share	$(0.87)	$2.03
Weighted-average number of diluted common shares and equivalents	82,139	59,711

(a)

Cost of revenue for the three months ended April 4, 2026 includes $99 million of purchase accounting adjustments related to the fair value inventory and fixed asset step up since the BDS acquisition date.

(b)

Purchased intangibles amortization for the three months ended April 4, 2026 includes $140 million of purchase accounting adjustments related to the amortization of the BDS acquisition purchased intangibles since the BDS acquisition date.

Waters Corporation and Subsidiaries

Reconciliation of GAAP to Adjusted Non-GAAP

Revenue by Operating Segment, Product & Service, and Geography

Three Months Ended April 4, 2026 and March 29, 2025

(In millions)

	Three Months Ended		Reported
	April 4, 2026 (b)	March 29, 2025	Growth
REVENUE - OPERATING SEGMENT
Analytical Sciences Division (ASD)	$607	$534	14%
Biosciences Division (WBD)	232	—	* *
Advanced Diagnostics Division (ADx)	349	53	560%
Materials Sciences Division (MSD)	79	75	6%

Total Revenue	$1,267	$662	91%

REVENUE - PRODUCT & SERVICE
Product	$919	$401	129%
Service	348	261	33%

Total Revenue	$1,267	$662	91%

REVENUE - GEOGRAPHY
Asia	$350	$221	58%
Americas	505	256	98%
Europe	412	185	122%

Total Revenue	$1,267	$662	91%

Reconciliation of Organic Revenue Growth
Total Reported Revenue (GAAP)	$1,267	$662	91%
Acquired Business Contribution	520

Total Organic Reported Revenue	$747
Organic Reported Revenue Growth	13%
Currency Translation Impact	2%

Organic Constant Currency Revenue Growth (a)	11%
Reconciliation of Pro Forma Acquired Company Revenue for Period Owned (c)
Prior Year Full Quarter Revenue		$792
Less: Revenue Adjustments for Pre-Owned Period		307

Pro Forma Comparable Revenue	$520	$485	7%

**	Percentage not meaningful
(a)

The Company believes that referring to comparable organic constant currency growth rates is a useful way to evaluate the underlying performance of Waters Corporation’s net revenue. Organic constant currency growth, a non-GAAP financial measure, measures the change in net revenue between current and prior year periods, excluding the impact of foreign currency exchange rates during the current period and excluding the impact of acquisitions made within twelve months of the acquisition close date. See description of non-GAAP financial measures contained in this release.

(b)	Waters Corporation revenue for the three months ended April 4, 2026 includes the results of the BDS Business acquisition from date of acquisition February 9, 2026 through April 4, 2026.
(c)

The Company believes that referring to pro forma comparable revenue is a useful way to evaluate the underlying performance of the business. Pro forma comparable revenue reflects acquired company (Biosciences & Diagnostic Solutions) revenue where growth rates are presented on an as reported basis, covering revenue for the owned period portion of the quarter from February 9, 2026, the transaction close date, through the end of the quarter, with growth compared against the pro forma comparable revenue estimate for the prior year equivalent partial quarter period that predates Waters’ ownership.

Waters Corporation and Subsidiaries

Reconciliation of GAAP to Adjusted Non-GAAP Financials

Three Months Ended April 4, 2026 and March 29, 2025

(In millions, except per share data)

	Cost of Revenue	Selling & Administrative Expenses(a)	Research & Development Expenses	Operating (Loss) Income	Operating (Loss) Income Percentage	Interest Expense, Net	(Loss) Income before Income Taxes	(Benefit) Provision for income taxes	Net (Loss) Income	Diluted (Loss) Earnings per Share

Three Months Ended April 4, 2026

GAAP	$672	$546	$96	$(47)	(3.7%)	$(42)	$(88)	$(16)	$(72)	$(0.87)
Adjustments:
Purchased intangibles and acquisition step-up amortization (b)	(99)	(152)	—	251	19.8%	—	251	41	210	2.55
Restructuring costs and certain other items (c)	—	(4)	—	4	0.3%	—	4	1	3	0.04
ERP implementation and transformation costs (d)	—	(9)	—	9	0.7%	—	9	1	8	0.09
Acquisition related costs (e)	—	(82)	(1)	83	6.5%	—	83	14	69	0.84
Financing costs (g)	—	—	—	—	—	4	4	—	4	0.04

Adjusted Non-GAAP	$573	$299	$95	$300	23.6%	$(38)	$263	$41	$222	$2.70

Three Months Ended March 29, 2025

GAAP	$277	$187	$47	$151	22.9%	$(10)	$143	$22	$121	$2.03
Adjustments:
Purchased intangibles amortization (b)	—	(12)	—	12	1.8%	—	12	3	9	0.15
Restructuring costs and certain other items (c)	—	(1)	—	1	0.1%	—	1	—	1	0.01
ERP implementation and transformation costs (d)	—	(2)	—	2	0.3%	—	2	1	1	0.03
Retention bonus obligation (f)	—	(2)	(1)	3	0.4%	—	3	1	2	0.03

Adjusted Non-GAAP	$277	$170	$46	$169	25.5%	$(10)	$161	$27	$134	$2.25

(a)	Selling & administrative expenses include purchased intangibles amortization.
(b)

The amortization of purchased intangibles and acquisition-related inventory and fixed asset fair value step-up, which are non-cash expenses, were excluded to be consistent with how management evaluates the performance of its core business against historical operating results and the operating results of competitors over periods of time.

(c)

Restructuring costs and certain other items were excluded as the Company believes that the cost to consolidate operations, reduce overhead, and certain other income or expense items are not normal and do not represent future ongoing business expenses of a specific function or geographic location of the Company.

(d)

ERP implementation and transformation costs represent costs related to the Company’s initiative to transition from its legacy enterprise resource planning (ERP) system to a new global ERP solution with a cloud-based infrastructure. These costs, which do not represent normal or future ongoing business expenses, are one-time, non-recurring costs related to the establishment of our new global ERP solution that were determined to be non-capitalizable in accordance with accounting standards.

(e)

Acquisition related costs include all incremental costs incurred to effect the business combination, such as advisory, legal, accounting, tax, valuation, other professional fees, and integration costs. The Company believes that these costs are not normal and do not represent future ongoing business expenses.

(f)

In connection with the Wyatt acquisition, the Company recognized a two-year retention bonus obligation that is contingent upon the employee’s providing future service and continued employment with Waters. The Company believes that these costs are not normal and do not represent future ongoing business expenses.

(g)

Financing costs relate to certain financing fees incurred by the Company to secure access to certain debt facilities in connection with the agreement Waters entered into to acquire the Biosciences and Diagnostics Solutions business of Becton, Dickinson & Company. The Company believes that these costs are not normal and do not represent future ongoing business expenses.

Waters Corporation and Subsidiaries

Preliminary Condensed Unclassified Consolidated Balance Sheets

(In millions and unaudited)

	April 4, 2026	December 31, 2025
Cash and cash equivalents	$462	$588
Accounts receivable	1,759	829
Inventories	1,496	572
Property, plant and equipment, net	1,520	642
Intangible assets, net	8,779	558
Goodwill	9,317	1,340
Other assets	1,198	548

Total assets	$24,531	$5,077

Notes payable and debt	$5,215	$1,407
Other liabilities	4,024	1,108

Total liabilities	9,239	2,515
Total stockholders’ equity	15,292	2,562

Total liabilities and stockholders’ equity	$24,531	$5,077

Waters Corporation and Subsidiaries

Preliminary Condensed Consolidated Statements of Cash Flows

Three Months Ended April 4, 2026 and March 29, 2025

(In millions and unaudited)

	Three Months Ended
	April 4, 2026	March 29, 2025
Cash flows from operating activities:
Net (loss) income	$(72)	$121
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Stock-based compensation	20	13
Depreciation and amortization	207	49
Amortization of acquisition-related inventory and fixed asset step-up	99	—
Change in operating assets and liabilities and other, net (b)	(257)	77

Net cash (used in) provided by operating activities	(3)	260
Cash flows from investing activities:
Additions to property, plant, equipment, and software capitalization	(39)	(26)
Cash acquired in business acquisition	144	—
Investments in unaffiliated companies	(10)	—

Net cash provided by (used in) investing activities	95	(26)
Cash flows from financing activities:
Proceeds from debt issuances	3,530	—
Payments on debt	(3,700)	(170)
Payments of debt issuance costs	(25)	—
Proceeds from stock plans	3	8
Purchases of treasury shares	(12)	(14)
Other cash flow from financing activities, net	(9)	3

Net cash used in financing activities	(213)	(173)
Effect of exchange rate changes on cash and cash equivalents	(5)	(3)

(Decrease) increase in cash and cash equivalents	(126)	58
Cash and cash equivalents at beginning of period	588	325

Cash and cash equivalents at end of period	$462	$383

Reconciliation of Free Cash Flow - Adjusted Non-GAAP (a)
Net cash (used in) provided by operating activities - GAAP	$(3)	$260
Adjustments:
Additions to property, plant, equipment, and software capitalization	(39)	(26)

Free Cash Flow - Adjusted Non-GAAP	$(42)	$234

(a)

The Company defines free cash flow as net cash flow from operations accounted for under GAAP less capital expenditures and software capitalizations plus or minus any unusual and non recurring items. Free cash flow is not a GAAP measurement and may not be comparable to free cash flow reported by other companies.

(b)	Includes a net $140 million receivable due from the BDS acquisition TSA provider relating to the initial net cash settlement for activity since the acquisition date.

Waters Corporation and Subsidiaries

Reconciliation of Projected GAAP to Adjusted Non-GAAP Financial Outlook

(In millions, except per share data)

	Twelve Months Ended			Three Months Ended
	December 31, 2026			July 4, 2026
	Range			Range
Projected Revenue
Reported revenue	$6,405	-	$6,455	$1,616	-	$1,631
Acquired business contribution	$3,035	-	$3,035	$802	-	$802

Organic reported revenue	$3,370	-	$3,420	$814	-	$829
Organic reported revenue growth	6.5%	-	8.0%	5.5%	-	7.5%
Currency translation impact	0.0%	-	0.0%	(0.5%)	-	(0.5%)

Organic constant currency revenue growth (a)	6.5%	-	8.0%	6.0%	-	8.0%

	Range			Range
Projected Earnings Per Diluted Share
Adjusted earnings per share	$14.40	-	$14.60	$2.95	-	$3.05

(a)

Organic constant currency growth rates are a non-GAAP financial measure that measures the change in net revenue between current and prior year periods, excluding the impact of foreign currency exchange rates during the current period and excluding the impact of acquisitions made within twelve months of the acquisition close date. These amounts are estimated at the current foreign currency exchange rates and based on the forecasted geographical revenue in local currency, as well as an assessment of market conditions as of the date of this press release, and may differ significantly from actual results.

These forward-looking adjustment estimates do not reflect future gains and charges that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance.